Exhibit 99.1

NAPCO Announces Results for the First Quarter Ended September 30, 2016

-Revenue Increased 11% to a First Quarter Record of $20.2 Million -

-Net Income Increased by 80%-

-Alarm Division Recurring Revenues Grew 65%-

-Sixth Consecutive Quarter of Record-Breaking Revenue-
-Management to Host Conference Call Today at 11 a.m. ET-

AMITYVILLE, N.Y., November 7, 2016 -- NAPCO Security Technologies, Inc. (NasdaqGS: NSSC), one of the world's leading solutions providers and manufacturers of high tech electronic intrusion security, Internet of Things (IoT) connected home, video and fire systems, as well as enterprise-class access control and door locking products, today announced financial results for its first fiscal quarter ended September 30,2016.

Financial Highlights:

●	Net sales were $20.2 million, up 11% from the same quarter last year.
●	Sales of Alarm products increased 19% in the first quarter as compared to the same quarter a year ago.
●	Recurring monthly revenue (“RMR”) for the first quarter increased 65% compared to the same quarter a year ago and grew 14% sequentially.
●	Sales of Door-locking products rose 7%, inclusive of school security products, for the first quarter as compared to the same quarter a year ago.
●	Net Income for the quarter increased 80% to $568,000 as compared to $315,000 for the same quarter a year ago.
●	Earnings per share (diluted) for the first quarter was $0.03 as compared to $0.02 for the same quarter last year.

Richard Soloway, Chairman and President, commented, “To start out fiscal 2017, we achieved yet another consecutive, record quarterly sales level. As a result, this first quarter’s 11% sales increase, to $20.2 million, will mark our sixth consecutive record-breaking sales quarter. This growth is partially attributable to a 65% increase in subscription-based Recurring Monthly Revenue (RMR) from our base StarLink™ 3G/4G, Verizon CDMA and commercial fire and intrusion alarm communicators. We are particularly pleased to see that our investment in the engineering and marketing of fertile new product opportunities is driving our double digit top-line growth.

“To continue this sales growth momentum, we will be unveiling our wireless Internet of Things (IoT) communicator, StarLink Connect™, at the International Security Conference & Exhibition East trade show, on November 16th, at the Jacob Javits Convention Center in NYC. An innovative IoT product entry, StarLink Connect will enable security professionals to easily upgrade tens of millions of currently installed traditional security systems, to include state-of-the-art IoT services, such as smart device remote control of alarm systems, lighting, thermostats, video cameras and locking, all via our wireless cellular communicator. This will supply both our Company and dealers with incremental, subscriber-based, RMR income streams.

“Sales of our school security and locking products showed vibrant growth, as our Company continued to play an important role in providing advanced security solutions to the education vertical market, which is comprised of over 100,000 K-12 and 10,000 college/university educational institutions, across the U.S. Q1 saw the appointment of Mr. Byron Thurmond, as our VP School & Campus Security, who will lead our Project LocDown™ school security initiative. Mr. Thurmond comes to NAPCO with over 30 years of specialized experience in school security and is one of the foremost experts, in the U.S., in this field. As a member of The Council of Great City Schools, comprising 28 of the largest public schools in the country, Mr. Thurmond played an influential role in innovating new methods of protecting our nation’s schools.”

Mr. Soloway concluded, “Our product development and marketing investment, enabling us to enter growing and lucrative markets, will continue to fuel our future growth. Targeting categories such as alarm communications and IoT, generates substantial levels of RMR, in addition to the initial hardware sale and grows the Company’s profitability. Our presence in the rapidly growing school security arena is particularly rewarding for us, as we are able to apply our expertise in helping to address the challenge in this area. Overall, I am glad to say, this year promises to be one of continued growth and progress for NAPCO.”

Financial Results

Net Sales for the three months ended September 30, 2016 increased 11% to a record first quarter revenue of $20.2 million, as compared to $18.1 million for the same period one year ago. Selling, general and administrative expenses for the quarter were $5.7 million, or 28.4% of sales, as compared to $5.3 million, or 29.3% of sales, for the same period last year.

Operating income for the three months ended September 30, 2016 increased 121% to $716,000, as compared to $324,000 for the first quarter of fiscal 2016. Adjusted EBITDA* for the three months ended September 30, 2016 increased 53% to $1.1 million, or $0.06 per diluted share, as compared to $0.7 million, or $0.04 per diluted share, for the first quarter of fiscal 2016. (*see table attached).

Net income for the three months ended September 30, 2016 increased 80%, to $568,000, or $0.03 per share, as compared to $315,000, or $0.02 per share, for the same quarter last year.

Balance Sheet Summary

At September 30, 2016, the Company had $4.7 million in cash and cash equivalents, an increase of $0.9 million compared to $3.8 million at June 30, 2016. NAPCO had working capital of $36.7 million as compared with working capital of $36.9 million at June 30, 2016. Current ratio was 5.2:1 at September 30, 2016 and 5.1:1 at June 30, 2016.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, November 7, 2016. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on November 7,2016 and ending on November 14,2016 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13649178. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com or by visiting http://public.viavid.com/index.php?id=119088.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security, including recurring revenue, connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2016	June 30, 2016
	(unaudited)	(audited)
ASSETS	(in thousands, except for share data)
CURRENT ASSETS
Cash and cash equivalents	$4,715	$3,805
Accounts receivable, net of reserves and allowances	17,311	19,012
Inventories	21,792	21,428
Prepaid expenses and other current assets	920	936
Deferred income taxes	698	703
Total Current Assets	45,436	45,884
Inventories - non-current	4,012	3,909
Deferred income taxes	401	436
Property, plant and equipment, net	5,974	6,049
Intangible assets, net	8,247	8,357
Other assets	176	134
TOTAL ASSETS	$64,246	$64,769
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long term debt	$300	$300
Accounts payable	4,220	4,328
Accrued expenses	1,783	1,893
Accrued salaries and wages	2,405	2,467
Accrued income taxes	39	8
Total Current Liabilities	8,747	8,996
Long-term debt, net of current maturities	3,625	4,500
Total Liabilities	12,372	13,496
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,116,743 and 21,116,743 shares issued; and 18,786,893 and 18,786,893 shares outstanding, respectively	211	211
Additional paid-in capital	16,655	16,622
Retained earnings	46,740	46,172
	63,606	63,005
Less: Treasury Stock, at cost (2,329,850 and 2,329,850 shares, respectively)	(11,732)	(11,732)
TOTAL STOCKHOLDERS' EQUITY	51,874	51,273
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$64,246	$64,769

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
	Three months ended September 30,
	2016	2015
	(In thousands, except share and per share data)
Net sales	$20,168	$18,149
Cost of sales	13,716	12,512
Gross Profit	6,452	5,637
Selling, general, and administrative expenses	5,736	5,313
Operating Income	716	324
Other expense:
Interest, net	24	53
Income before Income Taxes	692	271
Income tax expense (benefit)	124	(44)
Net Income	$568	$315
Net Income per share:
Basic	$0.03	$0.02
Diluted	$0.03	$0.02
Weighted average number of shares outstanding:
Basic	18,787,000	18,965,000
Diluted	18,838,000	18,986,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
	Three months ended September 30,
	2016	2015
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$568	$315
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	322	344
Provision for doubtful accounts	(5)	(75)
Deferred income taxes	40	(11)
Stock based compensation expense	33	32
Changes in operating assets and liabilities:
Accounts receivable	1,706	2,800
Inventories	(467)	(910)
Prepaid expenses and other current assets	16	89
Income tax receivable	--	(23)
Other assets	(45)	--
Accounts payable, accrued expenses and accrued income taxes	(249)	(474)
Net Cash Provided by Operating Activities	1,919	2,087
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(134)	(133)
Net Cash Used in Investing Activities	(134)	(133)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt	(875)	(1,400)
Cash paid for purchase of treasury stock	--	(94)
Net Cash Used in Financing Activities	(875)	(1,494)
Net Increase in Cash and Cash Equivalents	910	460
CASH AND CASH EQUIVALENTS - Beginning	3,805	2,346
CASH AND CASH EQUIVALENTS - Ending	$4,715	2,806
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid, net	$29	$52
Income taxes paid	$53	$--

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands)

	Three months ended September 30,
	2016	2015
Net income (GAAP)	$568	$315
Add back provision (benefit) for income taxes	124	(44)
Add back interest and other expense	24	53
Operating Income (GAAP)	716	324
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	110	137
Add back stock-based compensation expense	33	32
Adjusted non-GAAP operating income	859	493
Add back depreciation and other amortization	212	207
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$1,071	$700

Adjusted EBITDA* per Diluted Share	$0.06	$0.04
Weighted average number of Diluted Shares outstanding	18,838,000	18,986,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

Contacts:

Patrick McKillop
Director of Investor Relations
NAPCO Security Technologies, Inc.
OP: 800-645-9445 x 374
CP: 516-404-3597
pmckillop@napcosecurity.com

Three Part Advisors
Jeff Elliott
972-423-7070
jelliott@threepa.com